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                               Patricia A. Meding
                             50 Broadway, Suite 2300
                            New York, New York 10004



                                                            April 11, 2001



To the Board of Directors of DLD Group, Inc.

Ladies and Gentlemen:

        It has been my pleasure to have served as President and as a member of the board of directors of DLD Group, Inc. since its inception. I have been very impressed with the dedication of the board and its professional management.

        I believe, however, that due to your hard work, the time has come where it is no longer necessary for me to maintain a presence within the corporation. Accordingly, please be advised that I hereby tender my resignation as President and as a board member effective today.

        I will of course always be available as a sounding board for any member who wishes to discuss company matters. Thank you for the opportunity to serve for the company.


                                                       Very truly yours,


                                                       /s/ Patricia A. Meding
                                                       -----------------------
                                                           Patricia A. Meding